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                                                                   EXHIBIT 99.1
COMPANY PRESS RELEASE

SOURCE: Mansur Industries Inc.

MANSUR INDUSTRIES RAISES $7MM THROUGH PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED STOCK

MIAMI, Aug. 25 /PRNewswire/ -- Mansur Industries Inc. (Nasdaq: MANS- news) announced today the private sale of $7 million of 8% Convertible Preferred Stock redeemable in 2004. The Preferred Stock is convertible into common stock at a conversion price equal to $11.50 per share, a 15% premium over its closing price on August 17, 1999. The Company plans to use the proceeds of the offering for general working capital purposes.

The Preferred Stock was purchased by Hanseatic Americas LDC, a private investment company managed by Hanseatic Corporation, a New York-based asset management company. Hanseatic, conducting business through offices in New York, London and Hamburg, manages substantial assets on behalf of mainly European investors and is focused on investing in companies with substantial growth prospects.

The placement agent for the offering was Ryan, Beck & Co.

Founded in 1990, Mansur Industries designs, manufactures, sells and supports a full range of self-contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded ten patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

This press release contains forward-looking statements regarding future events and the future performance of Mansur Industries that involves risks and uncertainties that could cause actual events to differ materially. Please refer to the documents that Mansur Industries files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.